Exhibit 4.2

GMAC COMMERCIAL FINANCE LLC
1290 Avenue of the Americas
New York, New York 10104

as of May 7, 2003

TII NETWORK TECHNOLOGIES, INC.
1385 Akron Street
Copiague, New York 11726

Re: Amendment to Loan Documents

Gentlemen:

        Reference is made to certain financing arrangements by and among GMAC COMMERCIAL FINANCE LLC, as successor by merger to GMAC Commercial Credit LLC (“Lender”), TII NETWORK TECHNOLOGIES, INC., formerly known as TII Industries, Inc., (“Borrower”) and TII Corporation (which was subsequently dissolved), pursuant to certain financing agreements, including that certain Revolving Credit, Term Loan and Security Agreement dated April 30, 1998 (the “Credit Agreement”), together with various other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Credit Agreement, as the same has been, is hereby being, and may hereafter be amended, restated, renewed, extended, supplemented, substituted or otherwise modified, collectively, the “Loan Documents”).

        Borrower has requested that Lender agree to amend certain provisions of the Loan Documents, all as more fully set forth in this letter Re: Amendment to Loan Documents (“Amendment”). Lender has agreed to accommodate Borrower’s request subject to the terms and conditions hereof.

    1.        Amendments. Effective as of the date hereof, Section 6.5 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“6.5 Net Worth. Cause to be maintained at all times a consolidated Net Worth in an amount (the “Minimum Net Worth”) of not less than, for the Borrower’s fiscal quarter ending June 30, 2003 and for each of the Borrower’s fiscal quarters thereafter, $12,000,000.”

    2.        Representations, Warranties and Covenants. In addition to the continuing representations, warranties and covenants heretofore made by Borrower to Lender pursuant to the Loan Documents, Borrower hereby represents, warrants and covenants with and to Lender as follows (which representations, warranties and covenants are continuing and shall survive the execution and delivery hereof and shall be incorporated into and made a part of the Loan Documents):

    (a)        No Event of Default exists or has occurred and is continuing on the date of this amendment upon giving effect to the terms of this amendment.

    (b)        This Amendment has been duly executed and delivered by Borrower and is in full force and effect as of the date hereof, and the agreements and obligations of Borrower contained herein constitute the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with its terms.

    (c)        Except as specifically set forth herein, no other changes or modifications to the Loan Documents are intended or implied, and in all other respects, the Loan Documents shall continue to remain in full force and effect in accordance with their respective terms as of the date hereof. Except as specifically set forth herein, nothing contained herein shall evidence a waiver or amendment by Lender of any other provision of the Loan Documents nor shall anything contained herein be construed as a consent by Lender to any transaction other than that specifically consented to herein.

    (d)        The terms and provisions of this Amendment shall be for the benefit of the parties hereto and their respective successors and assigns; no other person, firm, entity or corporation shall have any right benefit or interest under this amendment. This Amendment may be signed in counterparts, each of which shall be an original and all of which when taken together shall constitute one amendment. In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart signed by the party to be charged.

    (e)        This Amendment sets forth the entire agreement and understanding of the parties with respect to the matter set forth herein. This Amendment cannot be changed, modified, amended or terminated except in writing executed by the party to be charged.

    3.        Amendment Fee. In consideration of the amendments to the Loan Documents set forth herein, Borrower unconditionally agrees to pay an amendment fee in the amount of $2,500, which amendment fee shall be fully earned as of the date of hereof, shall not be subject to refund, rebate or proration for any reason whatsoever, and shall be charged by Lender to Borrower as of the date hereof.

        IN WITNESS WHEREOF, Lender and Borrower have executed this Amendment as of the day and year first above written.

GMAC COMMERCIAL FINANCE LLC By: /s/ David M. Duffy Title: Senior Vice President

ACKNOWLEDGED AND AGREED:

TII NETWORK TECHNOLOGIES, INC.

By: /s/ Kenneth A. Paladino

Title: Vice President- Finance
       and Principal Financial Officer